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           ASSET PURCHASE AGREEMENT

                     among

             INTERMET CORPORATION
           INTERMET MACHINING, INC.
             PBM INDUSTRIES, INC.

                      and

            PBM ACQUISITION LIMITED


               September 6, 1995
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                   TABLE OF CONTENTS


1.  SALE AND PURCHASE OF ASSETS
         1.1     Purchased Assets.  . . . . . . . . . . . . . . . . . . . . . 1
                 1.1.1    Machinery and Equipment.  . . . . . . . . . . . . . 1
                 1.1.2    Inventory . . . . . . . . . . . . . . . . . . . . . 1
                 1.1.3    Receivables . . . . . . . . . . . . . . . . . . . . 1
                 1.1.4    Contract and Certain Other Rights of Seller . . . . 1
                 1.1.5    Certain Proprietary Rights  . . . . . . . . . . . . 2
                 1.1.6    Other Assets  . . . . . . . . . . . . . . . . . . . 2
         1.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . 2
         1.3     Documentation  . . . . . . . . . . . . . . . . . . . . . . . 2
         1.4     Corporate Name . . . . . . . . . . . . . . . . . . . . . . . 2
         1.5     Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . 2

2.  PURCHASE PRICE; ALLOCATION
         2.1     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . 3
         2.2     Pre-Closing Adjustment of Purchase Price . . . . . . . . . . 3
         2.3     Post-Closing Adjustment of Purchase Price  . . . . . . . . . 3
                 2.3.1    Initial Closing Balance Sheet . . . . . . . . . . . 3
                 2.3.2    Final Closing Balance Sheet . . . . . . . . . . . . 3
                 2.3.3    Purchase Price Adjustment . . . . . . . . . . . . . 4
         2.4     Allocation of Purchase Price . . . . . . . . . . . . . . . . 5

3.  ASSUMPTION OF LIABILITIES
         3.1     Liabilities to be Assumed by Buyer . . . . . . . . . . . . . 5
                 3.1.1    Accounts Payable and Ordinary Course Liabilities  . 5
                 3.1.2    Executory Agreements  . . . . . . . . . . . . . . . 5
                 3.1.3    Other Indebtedness  . . . . . . . . . . . . . . . . 5
         3.2     Liabilities of Seller Not Assumed  . . . . . . . . . . . . . 5
                 3.2.1    Violation of Representations, Etc.  . . . . . . . . 5
                 3.2.2    Undisclosed Liabilities . . . . . . . . . . . . . . 5
                 3.2.3    Contingent Liabilities  . . . . . . . . . . . . . . 6
                 3.2.4    Taxes Due on Sale . . . . . . . . . . . . . . . . . 6
                 3.2.5    Other Taxes . . . . . . . . . . . . . . . . . . . . 6
                 3.2.6    Pension and Other Employee Plans  . . . . . . . . . 6
                 3.2.7    Personal Injury, Products Liability and
                          Recall Claims . . . . . . . . . . . . . . . . . . . 6
                 3.2.8    Environmental Matters . . . . . . . . . . . . . . . 6
                 3.2.9    Infringements . . . . . . . . . . . . . . . . . . . 6
                 3.2.10   Indebtedness; Intercompany Obligations  . . . . . . 6
                 3.2.11   Litigation  . . . . . . . . . . . . . . . . . . . . 7
                 3.2.12   Excluded Assets . . . . . . . . . . . . . . . . . . 7

4.  CLOSING
         4.1     Time and Place . . . . . . . . . . . . . . . . . . . . . . . 7


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         4.2     Effective Date . . . . . . . . . . . . . . . . . . . . . . . 7

5.  REPRESENTATIONS AND WARRANTIES OF SELLER, INTERMET AND MACHINING
         5.1     Organization, Power and Qualification  . . . . . . . . . . . 7
         5.2     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.3     No Violation . . . . . . . . . . . . . . . . . . . . . . . . 8
         5.4     Financial Statements . . . . . . . . . . . . . . . . . . . . 8
         5.5     Liabilities and Obligations  . . . . . . . . . . . . . . . . 9
         5.6     Absence of Certain Changes . . . . . . . . . . . . . . . . . 9
         5.7     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         5.8     Title to and Condition of Assets . . . . . . . . . . . . . . 9
         5.9     Real Estate and Leases . . . . . . . . . . . . . . . . . .  10
         5.10    Contracts  . . . . . . . . . . . . . . . . . . . . . . . .  10
         5.11    Inventory  . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.12    Receivables  . . . . . . . . . . . . . . . . . . . . . . .  11
         5.13    No Default, Violation or Litigation  . . . . . . . . . . .  11
         5.14    Insurance  . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.15    Employment, Labor and Other Relations  . . . . . . . . . .  12
         5.16    Employee Benefits  . . . . . . . . . . . . . . . . . . . .  13
         5.17    Patents, Trademarks and Licenses . . . . . . . . . . . . .  13
         5.18    Approvals  . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.19    Environmental Matters  . . . . . . . . . . . . . . . . . .  14
         5.20    Transactions With Affiliates . . . . . . . . . . . . . . .  16
         5.21    Principal Customers and Suppliers  . . . . . . . . . . . .  16
         5.22    Warranties . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.23    Disclosure . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.24    Knowledge  . . . . . . . . . . . . . . . . . . . . . . . .  16

6.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER
         6.1     Organization and Good Standing . . . . . . . . . . . . . .  17
         6.2     Authority  . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.3     No Violation . . . . . . . . . . . . . . . . . . . . . . .  17
         6.4     Buyer's Financial Statements . . . . . . . . . . . . . . .  17
         6.5     Buyer's Management . . . . . . . . . . . . . . . . . . . .  18
         6.6     Disclosure . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.7     Financing Arrangements . . . . . . . . . . . . . . . . . .  18

7.  COVENANTS OF SELLER, INTERMET AND MACHINING
         7.1     Conduct of Business: No Material Change  . . . . . . . . .  18
         7.2     Maintain Business as Going Concern . . . . . . . . . . . .  18
         7.3     Investigation  . . . . . . . . . . . . . . . . . . . . . .  18
         7.4     Preserve Accuracy of Representations and Warranties  . . .  19
         7.5     Supplements to Exhibits  . . . . . . . . . . . . . . . . .  19
         7.6     Certain Consents to Assignment . . . . . . . . . . . . . .  19
         7.7     Capital Improvements . . . . . . . . . . . . . . . . . . .  19


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        7.8     Environmental Remediation. . . . . . . . . . . . . . . . .  19

8.  CONDITIONS TO CLOSING
         8.1     Mutual Conditions  . . . . . . . . . . . . . . . . . . . .  19
                 8.1.1    No Suit . . . . . . . . . . . . . . . . . . . . .  19
                 8.1.2    Closing . . . . . . . . . . . . . . . . . . . . .  20
                 8.1.3    Subordination Agreement . . . . . . . . . . . . .  20
                 8.1.4    Sharing Agreement . . . . . . . . . . . . . . . .  20
         8.2     Conditions to Buyer's Obligations  . . . . . . . . . . . .  20
                 8.2.1    Representations and Warranties  . . . . . . . . .  20
                 8.2.2    Certificate . . . . . . . . . . . . . . . . . . .  20
                 8.2.3    Opinion . . . . . . . . . . . . . . . . . . . . .  20
                 8.2.4    Consents and Approvals  . . . . . . . . . . . . .  20
                 8.2.5    Instruments of Assignment, Transfer and
                          Conveyance  . . . . . . . . . . . . . . . . . . .  20
                 8.2.6    Financial Statements  . . . . . . . . . . . . . .  21
                 8.2.7    Environmental Matters . . . . . . . . . . . . . .  21
                 8.2.8    No Material Change  . . . . . . . . . . . . . . .  21
                 8.2.9    Investigation . . . . . . . . . . . . . . . . . .  21
                 8.2.10   Financing . . . . . . . . . . . . . . . . . . . .  21
                 8.2.11   Lease Agreement . . . . . . . . . . . . . . . . .  21
                 8.2.12   Employment/Non-Compete Agreements . . . . . . . .  21
                 8.2.13   Capital Improvements  . . . . . . . . . . . . . .  21
         8.3     Conditions to Seller's Obligations . . . . . . . . . . . .  21
                 8.3.1    Representations and Warranties  . . . . . . . . .  21
                 8.3.2    Certificate . . . . . . . . . . . . . . . . . . .  22
                 8.3.3    Opinion . . . . . . . . . . . . . . . . . . . . .  22
                 8.3.4    Approvals . . . . . . . . . . . . . . . . . . . .  22
                 8.3.5    Subordinated Note . . . . . . . . . . . . . . . .  22
                 8.3.6    Lease Agreement . . . . . . . . . . . . . . . . .  22
                 8.3.7    Computer Support Transition Services  . . . . . .  22

9.  TERMINATION
         9.1     Termination of Agreement . . . . . . . . . . . . . . . . .  22
                 9.1.1    Mutual Consent  . . . . . . . . . . . . . . . . .  22
                 9.1.2    Breach  . . . . . . . . . . . . . . . . . . . . .  22
                 9.1.3    Respective Conditions . . . . . . . . . . . . . .  23
                 9.1.4    Mutual Conditions . . . . . . . . . . . . . . . .  23

10.  INDEMNIFICATION
         10.1    Indemnification of Buyer . . . . . . . . . . . . . . . . .  23
                 10.2     Indemnification of Seller . . . . . . . . . . . .  24
         10.3    Method of Asserting Claims . . . . . . . . . . . . . . . .  24

11.  OTHER AGREEMENTS
         11.1    Noncompete, Confidentiality and  Nonsolicitation . . . . .  25
         11.2    Compliance with Bulk Sales Law . . . . . . . . . . . . . .  26


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         11.3    Employees  . . . . . . . . . . . . . . . . . . . . . . . .  26

12.  GENERAL PROVISIONS
         12.1    Waiver of Terms  . . . . . . . . . . . . . . . . . . . . .  26
         12.2    Amendment of Agreement . . . . . . . . . . . . . . . . . .  26
         12.3    Payment of Expenses  . . . . . . . . . . . . . . . . . . .  26
         12.4    Contents of Agreement, Parties in Interest, Assignment . .  27
         12.5    Survival . . . . . . . . . . . . . . . . . . . . . . . . .  27
         12.6    Notices  . . . . . . . . . . . . . . . . . . . . . . . . .  27
         12.7    Commissions and Finder's Fees  . . . . . . . . . . . . . .  27
         12.8    Severability . . . . . . . . . . . . . . . . . . . . . . .  28
         12.9    Counterparts . . . . . . . . . . . . . . . . . . . . . . .  28
         12.10   Headings . . . . . . . . . . . . . . . . . . . . . . . . .  28
         12.11   Governing Law: Jurisdiction  . . . . . . . . . . . . . . .  28
         12.12   Instruments of Further Assurance . . . . . . . . . . . . .  28
         12.13   Publicity  . . . . . . . . . . . . . . . . . . . . . . . .  28
         12.14   No Third Party Beneficiaries . . . . . . . . . . . . . . .  28
         12.15   Cooperation Regarding Tax Matters  . . . . . . . . . . . .  28
                 12.16.1  Disputes to be Arbitrated . . . . . . . . . . . .  28
                 12.16.2  Entry of Judgment . . . . . . . . . . . . . . . .  29
                 12.16.3  Procedures  . . . . . . . . . . . . . . . . . . .  29
                 12.16.4  Excepted Disputes . . . . . . . . . . . . . . . .  29



































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                                  EXHIBITS


1.1.1            Machinery and Equipment
1.2              Excluded Assets
2.1              Terms of the Note
2.2              Estimated Net Worth
2.3.1            Adjusted April 2 Balance Sheet
2.4              Allocation of Purchase Price
3.1.3            Other Indebtedness
5.3              Consents Required by Seller
5.4              Financial Statements
5.6              Certain Changes Since March 31, 1995
5.7              Certain Tax Matters
5.8              Title and Condition of Assets
5.9              Description of Real Estate and Leases
5.10             Contracts
5.12             Aged List of Receivables
5.13             Default, Violation or Litigation
5.14             Insurance
5.15             Employees of Seller
5.16             Employee Benefits
5.17             Proprietary Rights
5.18             Approvals
5.19             Environmental Matters
5.20             Transactions With Affiliates
5.21             Principal Customers and Suppliers
5.22             Warranties
7.7              Capital Improvements
8.2.3            Opinion of Kilpatrick & Cody
8.3.3            Opinion of Kohrman Jackson & Krantz
11.1             Product List

































                                         v
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                           ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (this "Agreement") dated as of September
6, 1995, is made by and among Intermet Corporation, a Georgia corporation ("Intermet"), Intermet Machining, Inc., a Georgia corporation and wholly-owned subsidiary of Intermet ("Machining"), PBM Industries, Inc., a Delaware corporation and wholly-owned subsidiary of Machining ("Seller"), and PBM Acquisition Limited, an Ohio limited liability company ("Buyer").

                                   RECITALS:

     WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, substantially all of Seller's assets and assume certain liabilities used in the conduct of the Seller's business upon the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, warranties, representations and conditions contained in this Agreement, it is hereby agreed as follows:

                        1.  SALE AND PURCHASE OF ASSETS

     1.1 PURCHASED ASSETS. On the terms and subject to the conditions contained in this Agreement, Seller agrees to sell to Buyer (and Intermet and Machining agree to cause Seller to sell to Buyer) and Buyer agrees to purchase from Seller at the Closing and on the Closing Date, as each is defined in
Section 4 below, free and clear of all liens, claims and encumbrances except as otherwise disclosed in and permitted by this Agreement, all of Seller's right, title and interest in and to all of the assets and properties, wherever situated, used in the conduct of the business of Seller, except for those assets and properties specifically excluded by Section 1.2 (the "Purchased Assets"). The Purchased Assets will include, but not be limited to, the following:

             1.1.1 MACHINERY AND EQUIPMENT. All machinery and equipment (including spare parts), data processing hardware and software, vehicles, fixtures, capital works in process, tools, dies, patterns, furniture and similar tangible personal property employed by Seller in the conduct of its business as the same may exist at the Closing, and including but not limited to those described in attached Exhibit 1.1.1 (the "Equipment").

             1.1.2 INVENTORY. All inventories, consisting of raw materials, work-in-process and finished goods and supplies, employed and useable by Seller in the conduct of the business of Seller (the "Inventory").

             1.1.3 RECEIVABLES. All of Seller's trade receivables, note receivables and other accounts receivable (excluding any non-trade intercompany receivables) as the same may exist at the Closing (the "Receivables").

                                         1
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             1.1.4    CONTRACT AND CERTAIN OTHER RIGHTS OF SELLER.  All
rights and interests of Seller to and under all contracts between it and any other party or parties and under contracts which have been acquired by it by assignment or in any other manner, whether or not disclosed or required to be disclosed in Exhibit 5.10, and all other claims, rights and causes of action of Seller against third parties.

             1.1.5 CERTAIN PROPRIETARY RIGHTS. All copyrights, data processing software, licenses, technology, trade secrets, know-how, customer lists, inventions, patents, patent applications, trademarks (including registrations and applications therefor), designs, trade names and the goodwill associated therewith (including applications and registrations therefor) and other proprietary information and rights, including specifically, but not by way of limitation, the corporate name "PBM Industries, Inc." and the assumed name "Motor City Accessories," and all telephone numbers of Seller, including but not limited to those rights described in attached Exhibit 5.17.

             1.1.6 OTHER ASSETS. All other assets of Seller, whether real, personal, or tangible, intangible or mixed and whether or not reflected in the Financial Statements (as defined in Section 5.4 below) or on the books or records of Seller, including all books, records and files (including all personal files), rights under executory contracts and purchase and sale orders to be assumed by Buyer, leasehold improvements and deposits under all leases assumed by Buyer and any prepaid expenses to the extent properly assignable to Buyer and permits and licenses to the extent transferable under law.

     1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in this Agreement, the assets described on Exhibit 1.2 (the "Excluded Assets") will not be sold to Buyer and all of the Excluded Assets will be retained by Seller.

     1.3 DOCUMENTATION. In order to effectuate the sale, conveyance, transfer and assignment contemplated by Section 1.1 hereof, Seller will execute and deliver on the Closing Date all such warranty deeds, bills of sale and other documents or instruments of conveyance, transfer or assignment as are necessary or appropriate to vest or confirm in Buyer all right, title and interest of Seller in and to all of the Purchased Assets, all of which documents will be in form and substance reasonably satisfactory to counsel for Buyer.

     1.4 CORPORATE NAME. Immediately following the Closing, Seller will amend its certificate or articles of incorporation so as to change its name to a name which is not, in the reasonable judgment of Buyer, confusingly similar to the name "PBM Industries, Inc.," and Intermet, Machining and Seller will not thereafter use such name or other names acquired by Buyer hereunder or names confusingly similar.

     1.5 TRANSFER TAXES. Seller and Buyer will share equally in the payment of all sales, transfer, use or similar taxes or assessments of any kind whatsoever arising from, based upon or related to the sale, transfer or delivery of the Purchased Assets pursuant to this Agreement whether or not such taxes or assessments are levied or imposed upon Buyer or Seller. Buyer represents that it presently intends to use the Purchased Assets for operating its business in substantially the same manner as the business operated by Seller prior to the Closing.

                                         2
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                         2.  PURCHASE PRICE; ALLOCATION

     2.1 PURCHASE PRICE. Subject to adjustment as provided in Sections 2.2 and 2.3 below, Buyer agrees to pay, and Seller agrees to accept, as the "Purchase Price" for the Purchased Assets (i) the sum of $5,400,000 payable in cash at Closing by wire transfer of immediately available funds to such account as Seller has designated to Buyer prior to Closing, (ii) Buyer's five-year subordinated promissory note with the terms described on attached
Exhibit 2.1 in a form agreed to by Buyer and Seller (the "Note") and secured by a Pledge Agreement pledging the outstanding membership interests of Buyer and an Exculpated Guaranty Agreement of each member of Buyer each in a form agreed to by Buyer and Seller and (iii) the assumption, payment, performance and discharge, when and as due, of the Assumed Liabilities, as defined below.

     2.2 PRE-CLOSING ADJUSTMENT OF PURCHASE PRICE. On or immediately prior to the Closing Date, Buyer and Seller will in good faith estimate the post-closing adjustment to the Purchase Price to be determined under Section
2.3.3 below based on the most recent available financial information for Seller and will adjust the amounts to be paid at Closing pursuant to Section
2.1 above in the manner set forth in Section 2.3.3. Such estimate will be attached to this Agreement as Exhibit 2.2 at the Closing.

     2.3     POST-CLOSING ADJUSTMENT OF PURCHASE PRICE.  The Purchase
Price will be subject to adjustment following the Closing Date in the manner described below.

             2.3.1 INITIAL CLOSING BALANCE SHEET. As soon as reasonably practicable after the Closing Date and in any event no later than 30 days after the Closing Date, Seller will prepare and present to Buyer statements reflecting the respective values as of 11:59 P.M. Eastern time on the Closing Date, of the assets and liabilities of Seller, together with appropriate notes thereto, prepared in accordance with generally accepted accounting principles applied consistently with the adjusted balance sheet of Seller as of April 2, 1995, attached as Exhibit 2.3.1 and initialed by the parties (the "Adjusted April 2 Balance Sheet"), except that all known adjustments will be made without regard to materiality (the "Initial Closing Balance Sheet").

             2.3.2 FINAL CLOSING BALANCE SHEET. Upon receipt of the Initial Closing Balance Sheet, Buyer and its independent accountants, will be permitted during the succeeding 30 day period to examine the books and records of Seller and the work papers prepared by Seller or Seller's accountants.

     If Buyer agrees to the Initial Closing Balance Sheet, it will become the Final Closing Balance Sheet. If Buyer cannot agree to the Initial Closing Balance Sheet it will within 30 calendar days after delivery of the Initial Closing Balance Sheet by Seller, prepare and deliver to Seller a list of disputed adjustments (the "Disputed Adjustments") Buyer believes should have been recorded on the Initial Closing Balance Sheet, specifying the amount of each Disputed Adjustment which Buyer believes should have been reflected on the Initial Closing Balance Sheet. Buyer and Seller will use their best efforts to resolve the Disputed Adjustments. If Buyer and Seller are able to reach an agreement on the Disputed Adjustments, the Initial Closing Balance Sheet will be amended to reflect such agreement and will become the Final Closing Balance Sheet.

                                         3
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     If Buyer and Seller are unable to reach an agreement on the Disputed
Adjustments within 15 calendar days after receipt by Seller of the Disputed Adjustments, then the Disputed Adjustments will be immediately submitted by Buyer and Seller to their independent public accountants, and the parties will use their reasonable efforts to cause their accountants to promptly review and assist the parties in resolving the Disputed Adjustments. Buyer and Seller will each be responsible for the fees, costs and expenses of their respective independent accountants.

     If the independent accountants for Buyer and Seller are unable to reach an agreement on the Disputed Adjustments within 15 calendar days after receipt by Seller of such Disputed Adjustments, then the Disputed Adjustments will be resolved by Deloitte & Touche, LLP or, if such firm is unwilling or unable to act in such capacity, then by another nationally-recognized firm of certified public accountants mutually acceptable to the independent accountants of Buyer and Seller (the "Accounting Referee"). The parties will use their reasonable efforts to cause the Accounting Referee to promptly review the Disputed Adjustments and determine the final value of each of the Disputed Adjustments. In making such determination, the Accounting Referee will consider only the items or amounts in dispute (and any other items or amounts relating thereto), and the determination of each Disputed Adjustment's value, as so computed, will not, in any event, be less than zero or greater than the amount of the Disputed Adjustments. Such determination will be made within 15 calendar days after the date on which the Accounting Referee receives notice of the Disputed Adjustments, or as soon thereafter as possible. The Initial Closing Balance Sheet will then be amended to reflect the determination of the final value of each of the Disputed Adjustments and will become the Final Closing Balance Sheet. The fees, costs and expenses of the Accounting Referee in conducting such review will be paid equally by Buyer and by Seller.

     The Final Closing Balance Sheet will be deemed to be and will be conclusive and binding on the parties to this Agreement for purposes of determining any adjustment of the Purchase Price pursuant to this Section 2.3.

             2.3.3 PURCHASE PRICE ADJUSTMENT. Either (i) Seller will pay to Buyer the amount by which working capital as reflected on the Adjusted April 2 Balance Sheet plus any increase or less any decrease in the Purchase Price pursuant to Section 2.2 above exceeds working capital as reflected on the Final Closing Balance Sheet, or (ii) Buyer will pay to Seller the amount by which working capital as reflected on the Final Closing Balance Sheet exceeds working capital as reflected on the Adjusted April 2 Balance Sheet plus any increase or less any decrease in the Purchase Price pursuant to
Section 2.2 above; provided, however, that there will be no adjustment to the extent that the difference in working capital as reflected on the Adjusted April 2 Balance Sheet balance sheet and the Final Closing Balance Sheet is the result of the new all purpose vehicle and/or C-K truck exhaust manifolds business.

     The Purchase Price Adjustment will be paid within 15 calendar days after the Final Closing Balance Sheet is determined and becomes final in accordance with Section 2.3.3, together with interest on the amount of such payment calculated at the prime rate published by THE WALL STREET JOURNAL on the Closing Date and extended through the date of payment. The amount, if any, required to be paid by Buyer will be paid by the delivery of cash at such time. The amount, if any, required to be paid by Seller will be paid in cash.

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     2.4     ALLOCATION OF PURCHASE PRICE.  The Purchase Price will be
allocated among the Purchased Assets as set forth on attached Exhibit 2.4.
The parties agree that the allocation set forth in Exhibit 2.4 will be used by them and respected for all purposes, including income tax purposes, and that the parties will follow such allocation for all reporting purposes.


                         3.  ASSUMPTION OF LIABILITIES

     3.1 LIABILITIES TO BE ASSUMED BY BUYER. At the Closing, Buyer will assume and agree to perform and discharge when and as due the following liabilities and obligations, as the same may exist at or accrue following the Closing Date, and no others (the "Assumed Liabilities"):

             3.1.1 ACCOUNTS PAYABLE AND ORDINARY COURSE LIABILITIES. Accounts payable and accrued liabilities of Seller incurred in the ordinary course of the business and properly classified as liabilities in accordance with generally accepted accounting principles, which accounts payables and ordinary course liabilities will be as reflected on the Final Closing Balance Sheet.

             3.1.2 EXECUTORY AGREEMENTS. Liabilities and obligations which exist at or accrue following the Closing Date under (i) the Contracts described in attached Exhibit 5.10; (ii) executory contracts, agreements or other commitments entered into in the ordinary course of business of Seller and existing on the date hereof and not required to be disclosed pursuant to
Exhibit 5.10; and (iii) executory contracts, agreements or other commitments entered into in the ordinary course of business between the date hereof and the Closing, in accordance with Section 7.1 below.

             3.1.3 OTHER INDEBTEDNESS. All other liabilities and obligations of Seller which are specifically listed on attached Exhibit 3.1.3.

     3.2 LIABILITIES OF SELLER NOT ASSUMED. Except as specifically provided in Section 3.1 above, Buyer will not assume, or in any way become liable for, any liabilities or obligations of Seller of any kind or nature, whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, whether known or unknown, arising out of events, transactions or facts which have occurred, arisen or existed on or prior to the Closing Date, which liabilities and obligations, if ever in existence, will continue to be liabilities and obligations of Seller. Specifically, but without limiting the foregoing, Buyer does not assume or is not liable for the following debts, liabilities and obligations (the "Excluded Liabilities"):

             3.2.1 VIOLATION OF REPRESENTATIONS, ETC. Debts, obligations or liabilities which arise or exist in violation of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement or in any statement or certificate delivered to Buyer by or on behalf of Seller on or before the Closing Date pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

             3.2.2 UNDISCLOSED LIABILITIES. Debts, obligations or liabilities of any kind or nature, whether absolute, accrued, contingent or otherwise, required by this Agreement to be disclosed to Buyer, if not so disclosed in writing and specifically assumed in writing by Buyer.

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             3.2.3    CONTINGENT LIABILITIES.  Contingent liabilities of
Seller of any kind arising or existing on or prior to the Closing Date, including, but not limited to, claims, proceedings or causes of action which are currently or become the subject of claims, assertions, litigation or arbitration.

             3.2.4    TAXES DUE ON SALE.  Except as provided in Section
1.5, debts, obligations or liabilities of Seller for Federal, state, county, local, foreign or other income, sales, use or transfer taxes or assessments (including interest and penalties thereon, if any) of any kind whatsoever arising from, based upon or related to the sale, transfer or delivery of the Purchased Assets pursuant to this Agreement.

             3.2.5 OTHER TAXES. Debts, obligations or liabilities of Seller, whether absolute, accrued, continent or otherwise, for (i) Federal and state income taxes; (ii) all taxes relating to any real property; (iii) all franchise taxes of Seller, (including interest and penalties thereon, if any); and (iv) any other Taxes (as defined in Section 5.7 below) of Seller; provided, however, that property taxes on all real and personal property of Seller shall be pro rated as of the Closing Date.

             3.2.6 PENSION AND OTHER EMPLOYEE PLANS. Debts, obligations or liabilities under any pension, profit sharing, savings, retirement, health, medical, life, disability, dental, deferred compensation, stock option, bonus, incentive, severance pay, group insurance or other similar employee plans or arrangements, or under any policies, handbooks, or custom or practice, collective bargaining agreement, or any employment agreements, whether express or implied, applicable to any of Seller's employees at any time through and including the Closing Date.

             3.2.7    PERSONAL INJURY, PRODUCTS LIABILITY AND RECALL
CLAIMS. Debts, expenses, obligations or liabilities of Seller arising out of any claim for personal injury (including worker's compensation or otherwise), property damage, product recall, product liability or strict liability, arising from events (including the shipment of goods) occurring on or prior to the Closing Date (whether or not such claim is then asserted).

             3.2.8 ENVIRONMENTAL MATTERS. Any debts, expenses, obligations or liabilities arising out of claims alleging damage to the environment or similar claims with respect to the conduct of the business of Seller by Seller on or before the Closing Date.

             3.2.9 INFRINGEMENTS. Any liability or obligation of Seller arising out of any wrongful or unlawful violation or infringement of any proprietary right of any person or entity occurring on or prior to the Closing Date.

             3.2.10 INDEBTEDNESS; INTERCOMPANY OBLIGATIONS. Except as provided in Section 3.1, any liabilities or obligations in respect of the borrowing of money or issuance of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness or direct or indirect guaranty or assumption of indebtedness, liabilities or obligations of others, whether or not disclosed in this Agreement or otherwise ("Indebtedness") of Seller, including, without limitation, any non-trade intercompany obligations or liabilities of Seller. The parties acknowledge that liabilities as of the Closing Date resulting from the sales of inventories or services provided by

                                         6
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Northern Castings Corporation, New River Castings Company and Intermotive
Technologies, Inc. ("Intermotive") in the approximate amounts of $(119.79), $246,084.33 and $23,520.00, respectively, as of August 6, 1995, will be assumed by Buyer.

             3.2.11 LITIGATION. Debts, expenses, obligations or liabilities of Seller arising out of any claim, action, suit or proceeding pending as of the Closing Date or arising out of or relating to matters or events occurring on or prior to the Closing Date.

             3.2.12 EXCLUDED ASSETS. Any liabilities or obligations arising out of or relating to the Excluded Assets.


                                  4.  CLOSING

     4.1 TIME AND PLACE. The consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Kohrman Jackson & Krantz, One Cleveland Center, 20th Floor, Cleveland, Ohio 44114, at 10:00 A.M. Eastern time on September 25, 1995, or such other date and time as Buyer and Seller agree (the "Closing Date").

     At the Closing on the Closing Date, Seller will sell, transfer, assign, convey and deliver to Buyer the Purchased Assets, Buyer will deliver to Seller the portion of the Purchase Price to be paid at Closing, as provided in Section 2.1, and the parties will deliver the agreements, certificates, opinions and other documents required to be delivered pursuant to Section 8 below and elsewhere in this Agreement.

     4.2 EFFECTIVE DATE. Title to the Purchased Assets will be deemed to have been transferred to Buyer at 11:59 P.M. Eastern time on the Closing Date.


                     5.  REPRESENTATIONS AND WARRANTIES OF
                          SELLER, INTERMET AND MACHINING

     Seller, Intermet and Machining, jointly and severally, represent and warrant to Buyer as follows:

     5.1 ORGANIZATION, POWER AND QUALIFICATION. Seller, Intermet and Machining are each a corporation duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of incorporation, and each has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on the business as now conducted. Seller is duly qualified to do business and is in good standing as a foreign corporation in the State of Michigan, the only jurisdiction in which the nature of its activities or properties makes qualifications as a foreign corporation necessary.

     5.2 AUTHORITY. Seller, Intermet and Machining each have all necessary power and authority, corporate and otherwise, to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered by either of them pursuant to this Agreement; and Seller, Intermet and Machining have each taken all necessary actions required to be

                                         7
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taken to authorize it to execute and deliver this Agreement and such other agreements, and to perform all of its obligations, undertakings and agreements to be observed and performed by it hereunder and thereunder. This Agreement has been duly executed and delivered by Seller, Intermet and Machining, and constitutes the valid and binding agreement of Seller, Intermet and Machining enforceable in accordance with its terms subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors rights generally.

     5.3 NO VIOLATION. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting, or result in the creation or imposition of any security interest, lien, or other encumbrance upon any of the Purchased Assets under: (i) any term or provision of the certificate of incorporation or by-laws (or other organizational document) of Seller; (ii) any judgment, decree, order, regulation or rule of any court or governmental authority; (iii) any statute or law; (iv) any contract, agreement, indenture, lease or other commitment to which Seller is a party or by which it is bound; or (v) cause any material change in the rights or obligations of any party under any such contract, agreement, indenture, lease or commitment.

     Except as disclosed in Exhibit 5.3, no consent of, or notice to, any federal, state or local authority, or any private person or entity, is required to be obtained or given by Seller in connection with the execution, delivery or performance of this Agreement or any other agreement or document to be executed, delivered or performed hereunder by Seller or to enable Buyer to continue to conduct the business of Seller after the Closing in the manner in which it is currently conducted.

     5.4 FINANCIAL STATEMENTS. Exhibit 5.4 contains true and complete copies of (i) the unaudited balance sheets of Seller, each together with the related statements of income and retained earnings and cash flows at and for each of the two previous fiscal years and for the final 9 months of the fiscal year ending December 31, 1992 (the "Year End Statements"); and (ii) the unaudited balance sheet of Seller, together with the related statements of income and retained earnings and cash flows for the quarterly period ended June 30, 1995 (the "Interim Statements"). The Year End Statements and the Interim Statements are collectively referred to herein as the "Financial Statements."

     The Financial Statements, when delivered in accordance with this Agreement, will be complete and accurate in all material respects and will fairly present the assets, liabilities and financial condition of Seller in accordance with generally accepted accounting principles consistently applied except that the Financial Statements do not contain the footnotes required by generally accepted accounting principles, and such statements of income and retained earnings and cash flows will fairly present the results of operations of Seller as of the respective dates thereof and disclose all costs and expenses associated with the operation of the business for the periods therein referred to. Except as otherwise disclosed therein, all such Financial Statements do not contain any items of extraordinary or non-recurring income or any other income not earned in the ordinary course of business.

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     5.5     LIABILITIES AND OBLIGATIONS.  Seller does not have any
liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of any nature whatsoever, whether arising out of contract, tort, statute or otherwise, which are not reflected, reserved against or given effect to in the Financial Statements, except liabilities and obligations incurred in the ordinary course of business since the respective dates of the Financial Statements, which are of the same nature as those set forth on such Financial Statements.

     5.6     ABSENCE OF CERTAIN CHANGES.  Except as disclosed in Exhibit
5.6, since March 31, 1995, there has not been: (i) any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities, results of operation or business prospects of Seller; (ii) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, assets, liabilities, financial condition, results of operations or business prospects of Seller; (iii) any declaration, setting aside, or payment of any dividend or other distribution in respect of Seller's capital stock, or any direct or indirect redemption, retirement, purchase or other acquisition of any of such stock, (iv) any increase in the compensation, commissions or perquisites payable or to become payable by Seller to any officer, employee, or agent of Seller, or any payment of any bonus, profit sharing or other extraordinary compensation to any employee of Seller (other than any such increase or payment paid or to become payable in the ordinary course of business consistent with past practices);
(v) any change in the accounting methods or practices followed by Seller or any change in depreciation or amortization policies or rates theretofore adopted; (vi) any cancellation of any debts or receivables owed to or claims held by Seller; (vii) any sale, lease, abandonment or other disposition by Seller of any real property, or, other than in the ordinary course of business, of any machinery, equipment or other operating properties, or any intangible assets utilized in the business of Seller; (viii) any actual or threatened termination or cancellation of any material contract with respect to Seller; or (ix) any material change in the operating practices of Seller.

     5.7 TAXES. As used in this Agreement, the term "Taxes" means all federal, state, county, local and foreign income, excise, property, sales, use, payroll, employee's income and social security withholding, intangibles, franchise, transfer, and other taxes of whatever nature, all penalties related to such taxes and interest on such taxes and penalties, that relate to the Purchased Assets or could otherwise affect or become a lien upon the Purchased Assets. Except as set forth in Exhibit 5.7, all Taxes due and payable by Seller with respect to all periods prior to and through the Closing Date have been or will be duly and properly computed, reported, fully paid and discharged and there are not and will not be any unpaid Taxes, with respect to any period prior to and through the Closing Date, which are or could become a lien on the Purchased Assets, except for current Taxes not yet due and payable.

     Except as set forth on Exhibit 5.7, there are no known or proposed penalty, interest or deficiency assessments with respect to Taxes of Seller that require payment by, relate to or could materially and adversely affect the Seller or the Purchased Assets. Except as set forth on Exhibit 5.7, Seller has not waived any law or regulation fixing, or consented to the extension of, any period of time for the assessment of any Taxes, which waiver or consent is currently in effect.

     5.8 TITLE TO AND CONDITION OF ASSETS. Seller is the owner of and has good and marketable title to all of the Purchased Assets, free and clear

                                         9
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of all mortgages, liens, pledges, charges, security interests, encumbrances or other third party interests of any nature whatsoever, except for: (i) the lien of current taxes not yet due and payable, and (ii) other title exceptions disclosed and described in Exhibit 5.8. Except as disclosed in Exhibit 5.8, the Purchased Assets (including all buildings) are in all material respects in good operating condition, repair, and ordinary wear and tear excepted, and are usable in the ordinary course of the business of Seller.

     Except as set forth in Exhibit 5.8, the Purchased Assets include all assets, properties, rights and processes necessary to conduct the business of Seller substantially as conducted during the fiscal year ended December 31, 1994. Seller has not retained or failed to deliver any material asset or right of any kind or nature, which it owns or to which it has rights, which are necessary to, or designed for or used in the conduct of the business of Seller.

     5.9     REAL ESTATE AND LEASES.  Seller owns no real property.
Exhibit 5.9 sets forth a description of all real estate (including buildings and improvements) leased by Seller and used in the conduct of the business of Seller according to the character of the property and the location thereof and a brief description (including in each case the annual rent, the expiration date, a brief description of the property covered and the name of the lessor) of every lease or agreement (written or oral) under which Seller is lessee of, or holds or operates, any such real property. Each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. Neither Seller, nor, to the knowledge of Seller any other party thereto, is in default in any material respect under any such lease or agreement nor has any event occurred which with the passage of time or giving of notice or both would constitute such a default. The real property and the buildings thereon owned or utilized by Seller in the conduct of the business of Seller do not violate any building, zoning or other laws or ordinances, or any agreements, applicable thereto, and no notice of any such violation or claimed violation has been received by Seller.

     5.10 CONTRACTS. Except as set forth in Exhibit 5.10, Seller is not a party to, or bound by, any oral or written contracts, agreements, commitments or understandings ("Contracts"): (i) for the employment of any officer or employee; (ii) for any Indebtedness; (iii) for leasing personal property (including, without limitation, leases for machinery and office equipment, furniture, fixtures, vehicles, and tools); (iv) involving the payment or receipt of in excess of $5,000 per annum by Seller or the term of which at any time exceeded one year (including, without limitation, vendor supply contracts or customer "blanket" purchase orders); (v) providing for the services of dealers, distributors, sales representatives or similar representatives; (vi) relating to the ownership, use or licensing of any patents, designs, trademarks, trade names, brand names, copyrights, inventions, processes, know-how, formulae, trade secrets or other proprietary rights; (vii) any covenants by or binding Seller not to compete or to not disclose any confidentiality of other third parties; or (viii) any other contract that is material to the business of Seller.

     All of the Contracts constitute legal, valid and binding obligations of the respective parties thereto, are in full force and effect, and neither, Seller, or, to the knowledge of Seller, any other party thereto has violated any material provision of, or committed or failed to perform in any material respect any act which with notice, lapse of time or both would constitute a

                                         10
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default under the provisions of any Contract, the termination of which could have a material adverse effect upon the properties, assets, liabilities, financial condition, results of operations or business prospects of Seller. Correct and complete copies of all written Contracts disclosed on Exhibit 5.10 have been made available to Buyer.

     5.11    INVENTORY.  The Inventory reflected in the Financial
Statements, and the Inventory acquired since the date thereof, net, in each case, of provisions for shrinkage and obsolescence, if any, reflected on such Financial Statements and Seller's books and records, are and will at the Closing Date consist of items of a quantity and quality which are usable and salable in the ordinary course of the business of Seller consistent with past practice.

     5.12    RECEIVABLES.  All Receivables shown on the Financial
Statements, and any such Receivables which arose since the respective dates thereof, were and are good and collectible in the ordinary course of business of Seller in amounts equal to those at which such Receivables were or are reflected on such Financial Statements, net of provisions for bad debts reflected on such Financial Statements, or, in the case of currently existing Receivables, on Seller's current books and records, net of provisions for bad debts reflected on such books and records, and have arisen in the ordinary course of Seller's business. An aged list of Receivables outstanding at June 30, 1995 is included as Exhibit 5.12.

     5.13    NO DEFAULT, VIOLATION OR LITIGATION.  Except as disclosed in
Exhibit 5.13, Seller, in connection with the operation of Seller, is not in violation of any law, regulation or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, laws, regulations, orders, restrictions and compliance schedules applicable to environmental standards and controls, wages and hours, civil rights and occupational health and safety) which would have a material adverse effect on Seller or the operation of Seller's business and Seller has not received any notice of claimed noncompliance. Except as disclosed in Exhibit 5.13, (i) there are no lawsuits, proceedings, claims or governmental investigations pending or, to the knowledge of Seller, threatened against or involving, Seller or against or involving any of the Purchased Assets, or against or involving any officers or directors of Seller and which could materially affect the business of Seller; and (ii) there are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against Seller which materially and adversely affect the properties, assets, liabilities, financial condition, results of operations or business prospects of Seller or its right to conduct its business as presently conducted.

     5.14 INSURANCE. Exhibit 5.14 contains a list of all insurance policies (specifying (i) the insurer, (ii) the amount of the coverage, (iii) the type of insurance, (iv) the policy number and (v) any currently pending claims thereunder or any claims asserted thereunder or under similar policies since January 1, 1993) maintained by or on behalf of Seller on its properties, assets, business or personnel. All such policies are, and pending Closing will continue to be, in full force and effect, and Seller is not in default in any material respect with respect to any provision contained in any insurance policies, nor has Seller failed to give any notice or present any claim thereunder in due and timely fashion.

     All such insurance is in amounts and against such risks as are usual and customary to protect the business of Seller and the Purchased Assets. At no time since March 30, 1992 (the "Acquisition Date"), and to Seller's knowledge prior to the Acquisition Date has Seller been denied any insurance

                                         11
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or indemnity bond coverage which it has requested, or received any written notice from or on behalf of any insurance carrier presently providing insurance relating to it (i) that insurance rates may or will be substantially increased, (ii) that there will be no renewal of policies presently in effect, or (iii) that material alterations to any of the properties or business operations of Seller are necessary or required by such carrier. None of such insurance policies are subject to retroactive premium adjustment in respect of prior periods.

     5.15 EMPLOYMENT, LABOR AND OTHER RELATIONS. Exhibit 5.15 sets forth the name, job classification and total annual compensation (base salary and bonus) of each of the salaried employees of Seller as of July 27, 1995.

     Except for the collective bargaining agreement disclosed on Exhibit
5.15 (the "Collective Bargaining Agreement"), Seller is not a party to or is otherwise bound by any contract, agreement or collective bargaining agreement with any labor union or organization or other commitment respecting employment or compensation of any of its officers, agents or employees, and no employees of Seller are represented by any labor union or similar organization. Since the Acquisition Date, and to Seller's knowledge prior to the Acquisition Date, Seller has not been involved in any labor strike, dispute, slow down or work stoppage, or union organizing campaign involving its employees and none has been threatened. Seller has no knowledge not available to the general public of any existing or threatened labor disturbance by Seller's employees or of any of Seller's principal suppliers, contractors or customers which could have a material adverse effect upon the properties, assets, liabilities, financial condition, results of operations or business prospects of Seller.

     Except as set forth in Exhibit 5.15, there are no charges or complaints involving any federal, state or local civil rights enforcement agency or court; complaints or citations under the Occupational Safety and Health Act or any state or local occupational safety act or regulation; unfair labor practice charges or complaints with the National Labor Relations Board; or other claims, charges, actions or controversies pending, or, to the knowledge of Seller, threatened or proposed, involving Seller and any employee, former employee or any labor union or other organization representing or claiming to represent such employees interests, which could materially and adversely affect the business of Seller.

     Seller is and has been in compliance in all material respects with all laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, the sponsorship, maintenance, administration and operation of (or the participation of its employees in) occupational safety and health programs, and Seller is not engaged in any violation of any law, rule or regulation related to employment, including unfair labor practices or acts of employment discrimination, which could materially and adversely affect the business of Seller.

     Seller has not had a plant closing or mass lay-off (as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988) affecting in whole or in part any facility, operating unit or employee of Seller since the Acquisition Date, and to Seller's knowledge prior to the Acquisition Date.

     5.16 EMPLOYEE BENEFITS. As used herein, the term Employee Plan includes any pension, retirement, savings, disability, medical, dental,

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health, life (including any individual life insurance policy on which Seller makes premium payments, whether or not Seller is the owner, beneficiary or both of such policy), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, severance pay, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment, including without limitation, any pension plan ("Pension Plan") as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan"), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) to which Seller is a party or by which Seller, or any of the rights, properties or assets of Seller, is bound or (ii) with respect to which Seller has made any payments, contributions or commitments since the Acquisition Date, or may otherwise have any liability (whether or not Seller still maintains such plan, trust, arrangement, contract, agreement, policy or commitment). With respect to the Employee
Plans:

     (a) There are no Employee Plans or any employees entitled to retiree benefits under any Welfare Plans except as disclosed in Exhibit 5.16;

     (b) Seller has no employee manuals or other written statements of policies or practices relating to employment, except as disclosed in
Exhibit 5.16, and true and correct copies of such manuals or policies have been furnished to Buyer;

     (c) Seller has not received any notice to correct any violation of any applicable laws, rules or regulations relating to any of said plans, programs or policies described in Exhibit 5.16 or the manner in which they are administered, with which it has not complied; and the provisions and operations of all such plans, programs and policies are in compliance with all applicable laws and governmental rules and regulations; and

     (d) Seller does not maintain or contribute to, and has not maintained or contributed to, an employee pension benefit plan subject to the provisions of Title IV of ERISA. Seller does not and has not had an obligation to contribute to any multi-employer plan (within the meaning of Section 3(37) of ERISA). Seller maintains no employee welfare benefit plan (as described in Section 3(1) of ERISA) except as set forth in Exhibit 5.16. The PBM Industries, Inc. Hourly Employees 401(k) Savings and Retirement Plan and Trust and the Group Benefit Plans for the Hourly Employees of PBM Industries, Inc. (the "Collectively Bargained Plans") are maintained pursuant to a collective bargaining agreement. No litigation or other administrative proceeding is pending or threatened involving such Collectively Bargained Plans.

     5.17 PATENTS, TRADEMARKS AND LICENSES. Exhibit 5.17 lists and identifies correctly and completely the current interests of Seller in all patents, trademarks, service marks, copyrights (whether or not registered) and registrations and applications therefor, trade names, trade secrets, confidential know-how, inventions, discoveries, formulae and similar proprietary information owned or used in or in any way relating to any of the business of Seller other than the "Intermet" trade-mark/service mark ("Proprietary Information"); and a list of all licenses, franchise agreements and other similar agreements relating to any of the foregoing or otherwise owned, used in or in any way relating to the business of Seller ("Licenses"). The parties acknowledge that no license will be granted to Buyer with respect to the "Intermet" trade-mark/service mark.

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     Except as indicated in Exhibit 5.17, Seller is the sole and exclusive owner thereof, free and clear of all liens, claims, charges, mortgages, pledges, security interests and has the sole and exclusive right to use all designs, permits, labels, packages and displays used in connection therewith, and has all of the rights and interests described in Exhibit 5.17 relating thereto, including but not limited to the right to receive the payments of fees and royalties described therein and the right to freely assign its interests. No other person or entity owns any right, title or interest not specified in Exhibit 5.17, or has any right to a royalty or payment of any kind from Seller with respect to any items set forth in Exhibit 5.17 except as expressly stated therein. There has been no asserted claim or litigation challenging or threatening to challenge the right, title and interest of Seller with respect to any items set forth in Exhibit 5.17.

     The operation of the business of Seller does not violate any rights of others in such Proprietary Information and/or Licenses, no further rights or licenses with respect thereto are required by Seller for the conduct of the business of Seller, and, to Seller's knowledge, the rights of Seller are not being violated or infringed by others. Seller is in compliance in all respects with all Licenses, and, to Seller's knowledge, there are no defaults by other parties with respect to such Licenses. Such Licenses are valid and binding obligations of the respective parties thereto and are enforceable in accordance with their respective terms. The consummation of the transactions contemplated by the Agreement will not alter or impair Seller's rights with respect to the Proprietary Information and Licenses.

     5.18 APPROVALS. Seller possesses or has applied for all material governmental and other permits, licenses, consents, certificates, orders, authorizations and approvals (the "Approvals") to own or hold under lease and operate properties and assets and to carry on the business of Seller as now conducted. Seller has not received any notice of proceedings relating to the revocation or modification of any such Approvals which, singly or in the aggregate, if the subject of an unfavorable ruling or finding, could materially adversely affect the properties, assets, financial condition, results of operation or business prospects of Seller. The Approvals are identified in Exhibit 5.18. Seller is operating in compliance with the provisions, terms and conditions of the Approvals.

     5.19    ENVIRONMENTAL MATTERS.

     (a) Since the Acquisition Date and to Seller's knowledge prior to the Acquisition Date, except as disclosed in Exhibit 5.19, all facilities used or operated by Seller or any predecessor in interest at such facility have been, and continue to be, used or operated in compliance in all material respects with all applicable federal, state and local environmental laws, regulations and guidelines as enacted, amended or reauthorized, promulgated, published or proposed.

     (b) Exhibit 5.19 identifies since the Acquisition Date and to Seller's knowledge prior to the Acquisition Date (i) all environmental audits, assessments or occupational health studies undertaken by, or at the direction of, governmental agencies, Seller, or any predecessor in interest at the facilities used or operated by Seller; (ii) the results of the most recent analyses of water (including groundwater analyses), soil, air or asbestos samples where non-compliance or contamination is indicated; (iii) the most recent inspection of each operating facility by the Environmental Protection Agency or other relevant environmental authority; (iv) written communications

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with environmental agencies relating to issues of noncompliance or contamination; and (v) any written claim or complaint concerning environmental matters of Seller.

     (c)     Except as disclosed in Exhibit 5.19, since the Acquisition
Date and to Seller's knowledge prior to the Acquisition Date, Seller has reported promptly to appropriate authorities each unauthorized "Release" of a reportable quantity of any "Hazardous Substance" at any facility used or operated by Seller or any predecessor in interest of such facility. Each such reported unauthorized "Release" of a reportable quantity of any "Hazardous
Substance: is also disclosed in Exhibit 5.19. For purposes hereof, "Release" will have the meanings assigned to it in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"). "Hazardous Substance" will have the meanings assigned to it in CERCLA and, in addition, will include fuel oil and petroleum and any constituent thereof and any petroleum-based product.

     (d) Since the Acquisition Date and, to Seller's knowledge prior to the Acquisition Date, except as disclosed in Exhibit 5.19, neither Seller nor any predecessor in interest of the facilities used or operated by Seller has disposed, treated, or arranged for the storage, disposal or treatment of, any "Hazardous Substance" or other waste at a site or location, or has leased, used, owned a site or location including but not limited to any site which, pursuant to CERCLA or other similar state law: (i) has been placed on the National Priorities List or its state equivalent; (ii) the Environmental Protection Agency or relevant state authority has proposed, or is proposing, to place on the National Priorities List or state equivalent; (iii) is on notice of, or subject to a claim, administrative order or other demand either to take "removal" or "remedial" action as those terms are defined by CERCLA, or to reimburse any person who has taken "removal" or "remedial" action in connection with that site; (iv) has filed (or has had filed) with respect to that site a notification of hazardous waste activities; or (v) is on the Comprehensive Environmental Response Compensation Liability Information System List.

     (e) Exhibit 5.19 sets forth the age, contents or former contents of any storage tanks located on the premises operated by Seller. Except as set forth in Exhibit 5.19 Seller has since the Acquisition Date, and to Seller's knowledge prior to the Acquisition Date, not owned or operated, or presently owns or operates, any underground storage tanks as defined in RCRA. Since the Acquisition Date, and to Seller's knowledge prior to the Acquisition Date, except as set forth in Exhibit 5.19, all tanks and pipes pertinent thereto are presently and have been in the past in good condition and do not leak.

     (f) Since the Acquisition Date, and to Seller's knowledge prior to the Acquisition Date, there have been no hazardous wastes, drums or containers disposed of or buried by Seller or, to Seller's knowledge, any other person, on, in or under the ground or any surface waters located on the premises operated by Seller. Since the Acquisition Date, and to Seller s knowledge prior to the Acquisition Date, none of Seller or any party acting on behalf of the Seller disposed of or buried, or arranged to dispose of or bury, any waste, drums or containers in or on the premises of a third party other than those pursuant to and in compliance with RCRA.

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     (g)     Except as set forth in Exhibit 5.19, since the Acquisition
Date, and to Seller's knowledge prior to the Acquisition Date, there have been no polychlorinated biphenyls, friable asbestos or urea formaldehyde, or to Seller's knowledge, non-friable asbestos, in or on premises owned or operated by Seller.

     5.20 TRANSACTIONS WITH AFFILIATES. Except as set forth in Exhibit 5.20, there are no contracts or arrangements (formal or informal, written or oral), directly or indirectly, between the Seller, on the one hand, and Intermet or Machining or any persons controlling, under common control with or controlled by Intermet or Machining, on the other hand. Except as set forth in Exhibit 5.20, neither Seller, Intermet, Machining nor any of their affiliates has any direct or indirect interest in any entity involved in any business which is competitive with the business of Seller.

     5.21 PRINCIPAL CUSTOMERS AND SUPPLIERS. Exhibit 5.21 sets forth a separate list of the ten largest customers and suppliers of Seller in terms of purchases and sales during the fiscal years ended December 31, 1994 and 1993, respectively, showing in each case the approximate total purchases and sales by or from each such customer or supplier during such period. There has not been any material adverse change in the business relationship of Seller with any such named customer or supplier, or any other customer or supplier since September 30, 1993. Seller is not required to provide bonding or any other security agreements in connection with any transactions with any of its current customers or suppliers.

     5.22 WARRANTIES. A description or copies of the forms of all express warranties and disclaimers of warranties used during the past three years with respect to products or services of Seller are set forth on Exhibit 5.22.

     5.23 DISCLOSURE. No representation or warranty of Seller made hereunder or in the Exhibits or in any certificate, statement or other document delivered by or on behalf of Seller hereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, not misleading. Copies of all documents referred to herein or in the Exhibits have been delivered or made available to Buyer, are true, correct and complete copies, and include all amendments, supplements or modifications thereto or waivers thereunder.

     5.24 KNOWLEDGE. For purposes of this Agreement, where the term "knowledge" is used in connection with Seller, Intermet or Machining, "knowledge" means the knowledge of Daryl R. Marsh, James W. Rydel, Michael J. Mahoney, Doretha J. Christoph, Peter C. Bouxsein, J. Peter Aldred, Les Irvin, Raymond Strosinski, John Doddrige, Michael J. Campbell, Verne M. Harris, Thomas M. Himmel, Daniel R. McFarland, Belinda G. O'Connor, Gwen H. Pogue, Douglas Szymanski, Richard Acre, Paul Downey, Darryl Johnson, Thomas E. McLeod, Alexander P. Primavera and Thomas F. Schultes but no other employee or director of Intermet, Machining or Seller.

     Except as expressly set forth in this Agreement and the Exhibits, or in the Financial Statements, or in the certificates or other documents delivered pursuant hereto, Seller has no knowledge of any facts or conditions, including without limitation, any actual or competitive factors in the market

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in which Seller operates, which will or may reasonably be expected to have any material adverse effect on the value of the assets, properties, business or goodwill of Seller, or upon any of its prospects or earning power.


         6.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

     Buyer represents and warrants to Seller, Intermet and Machining as follows:

     6.1 ORGANIZATION AND GOOD STANDING. Buyer is a limited liability company duly organized and existing under the laws of the State of Ohio, and has all requisite power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted.

     6.2 AUTHORITY. Buyer has all necessary power and authority to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it pursuant hereto; and Buyer has taken all necessary actions required to be taken to authorize it to execute and deliver this Agreement and such other agreements, and to perform all of its obligations, undertakings and agreements to be observed and performed by it hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer, and constitutes the valid and binding agreement of Buyer enforceable in accordance with its terms subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors rights generally.

     6.3 NO VIOLATION. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting, or result in the creation or imposition of any security interest, lien, or other encumbrance upon any of the assets owned or used by Buyer under: (i) any term or provision of the articles of organization, operating agreement or by-laws (or other organizational document) of Buyer; (ii) any judgment, decree, order, regulation or rule of any court or governmental authority; (iii) any statute or law; (iv) any contract, agreement, indenture, lease or other commitment to which Buyer is a party or by which it is bound; or (v) cause any material change in the rights or obligations of any party under any such contract, agreement, indenture, lease or commitment.

     No consent of, or notice to, any federal, state or local authority, or any private person or entity, is required to be obtained or given by Buyer in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     6.4 BUYER'S FINANCIAL STATEMENTS. At least seven days prior to the Closing, Buyer shall furnish to Seller a true and complete copy of Buyer s estimated unaudited opening balance sheet which will fairly present the assets, liabilities and financial condition of Buyer in accordance with generally accepted accounting principles consistently applied. At the Closing, Buyer shall furnish to Seller a true and complete copy of Buyer s unaudited opening balance sheet which will fairly present the assets, liabilities and financial condition of Buyer in accordance with generally accepted accounting principles consistently applied.

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

     6.5 BUYER'S MANAGEMENT. Buyer has furnished to Seller certain biographical information concerning Buyer's management, including all employment arrangements between Buyer and its management personnel.

     6.6 DISCLOSURE. No representation or warranty of Buyer made hereunder or in the Exhibits or in any certificate, statement or other document delivered by or on behalf of Buyer contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. Copies of all documents referred to herein or in the Exhibits which have been delivered or made available to Seller, Intermet or Machining are true, correct copies, and include all amendments, supplements or modifications thereto.

     6.7 FINANCING ARRANGEMENTS. Buyer shall furnish to Seller at the Closing copies of all loan agreements and other instruments and documents executed pursuant thereto by Buyer. At least seven days prior to the Closing, Buyer shall furnish to Seller true and complete copies of all financial projections provided by Buyer to its lender.


                7.  COVENANTS OF SELLER, INTERMET AND MACHINING

     Seller, Intermet and Machining covenant and agree with Buyer that from the date of this Agreement until the Closing or other termination of this Agreement, without the prior written consent of Buyer:

     7.1 CONDUCT OF BUSINESS: NO MATERIAL CHANGE. Seller will conduct its business only in the ordinary course and will not (i) make any material change in its business or operations, (ii) make any change in the compensation of any officer or other employees of Seller unless required under the Collective Bargaining Agreement, (iii) hire any new employees other than in the ordinary course of business, (iv) enter into any material contracts or commitments involving the payment or receipt of in excess of $10,000 by Seller or the term of which exceeds 30 days other than in the ordinary course of business, and (v) enter into any contract or commitment, waive any rights, or enter into any other transaction affecting the business of Seller other than in the ordinary course of business and in conformity with past practices. Without limiting the foregoing, Seller will use its best efforts to avoid any change in its business which, if occurring prior to the date hereof, would have been subject to disclosure pursuant to Section 5.6(i) through (ix) of this Agreement.

     7.2 MAINTAIN BUSINESS AS GOING CONCERN. Seller will use its best efforts to preserve its business organization and keep available the services of the present officers, employees, and agents thereof and to preserve the goodwill of its suppliers, customers and others having business relations therewith.

     7.3 INVESTIGATION. Seller will allow Buyer and its representatives full access to all plants, warehouses, operations, machinery, equipment, inventories, property, offices, books, contracts, commitments, records and affairs of Seller for the purpose of familiarizing themselves with

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the operation and conduct of all aspects of Seller's business and for the purpose of reasonable inspection, examination, audit, counting and copying; such access will not unreasonably interfere with the operation and conduct of Seller's business.

     7.4 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Seller will refrain, from taking any action which would render any representation and/or warranty contained in Section 5 of this Agreement in any material respect inaccurate as of the Closing Date, except for changes therein specified in, permitted or contemplated by this Agreement.

     7.5 SUPPLEMENTS TO EXHIBITS. From time to time prior to the Closing Date, Seller will promptly supplement or amend any Exhibits provided for in this Agreement (i) if any matter arises which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any such Exhibit, or (ii) if it becomes necessary to correct any information in any such Exhibit which has become inaccurate; provided, however, that no such supplement or amendment to any Exhibit will be considered in determining satisfaction of the conditions set forth in
Section 8.2.1 of this Agreement.

     7.6 CERTAIN CONSENTS TO ASSIGNMENT. Seller agrees that after the execution of this Agreement, at the request of Buyer, it will use its best efforts to obtain consents to assignment for all contracts or agreements, which require consent to assignment, and which are being transferred to Buyer, whether or not Buyer has agreed to waive such consents as a condition to Closing, including but not limited to those consents described in Exhibit 5.3.

     7.7 CAPITAL IMPROVEMENTS. Prior to the Closing, Seller will use its best efforts to purchase and install the capital improvements and equipment described on attached Exhibit 7.7.

     7.8 ENVIRONMENTAL REMEDIATION. Seller agrees at Seller's cost, to test for and remediate the following environmental conditions in a manner reasonably acceptable to Buyer as soon as is practicable: (i) Chlorinated hydrocarbons and volatile organic compounds present in the soil and groundwater of the facility operated by Seller (the "Facility"); and (ii) Environmental contamination associated with the "Chip Shed" located on the north wall of the Facility, including the parking lot in the vicinity of the shed, and the waste coolant holding tank(s) and the associated bermed area.

     Buyer agrees to do all things reasonably necessary to assist the Seller in the testing and remediation described above.


                           8.  CONDITIONS TO CLOSING

     8.1 MUTUAL CONDITIONS. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to Closing of each of the following conditions:

             8.1.1 NO SUIT. No suit, action or other proceeding or investigation will, to the knowledge of any party hereto, be threatened or pending before or by any governmental agency or by any third party questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

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             8.1.2    CLOSING.  The Closing will have occurred by September
25, 1995, or such later date as may be agreed to by Buyer and Seller in writing.

             8.1.3 SUBORDINATION AGREEMENT. Seller will have executed and delivered to Buyer's senior lender a subordination agreement in a form acceptable to Buyer, Seller and Buyer's senior lender.

             8.1.4 SHARING AGREEMENT. Seller and Buyer will have entered into a mutually acceptable Profit Sharing Agreement providing that (i) Seller will immediately pay $119,000 to Buyer upon Seller's receipt from General Motors Corporation ("GM") of the profits resulting from tooling on the all purpose vehicle and C-K truck exhaust manifold business and (ii) Seller and Buyer will share equally in the refund from GM relating to the SBFM increased tooling costs.

         8.2 CONDITIONS TO BUYER'S OBLIGATIONS. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to Closing of each of the following conditions:

             8.2.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Seller contained in this Agreement will be true and correct on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and Seller will have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to Closing.

             8.2.2 CERTIFICATE. Seller will have delivered to Buyer a certificate dated as of the Closing Date certifying that: (i) all of the representations and warranties made by it under this Agreement and the attached Exhibits, and in all other documents given or delivered by or on behalf of it to Buyer pursuant hereto, are accurate, true and complete, and
(ii) all of the covenants, obligations and conditions to be performed as of the Closing on their part under this Agreement have been duly performed.

             8.2.3 OPINION. Buyer will have received from Kilpatrick & Cody, counsel to the Seller, an opinion of such counsel, dated the Closing Date, in the form attached as Exhibit 8.2.3.

             8.2.4 CONSENTS AND APPROVALS. All material authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement by Seller and the consummation by such parties of the transactions contemplated hereby, all as so indicated in Exhibit 5.3, will have been obtained, and Seller will have obtained any authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement to prevent a material breach or default by Seller under any contract to which Seller is a party and for the continuation of any agreement to which Seller is a party and which relates and is material to the business of Seller.

                                         20
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             8.2.5    INSTRUMENTS OF ASSIGNMENT, TRANSFER AND CONVEYANCE.
Seller will have delivered to Buyer all instruments of assignment, transfer and conveyance of the Purchased Assets, and such other Closing documents as have been reasonably requested by Buyer, all in form and substance reasonably acceptable to Buyer's counsel.

             8.2.6 FINANCIAL STATEMENTS. Buyer will have received financial statements of Seller for the years ended December 31, 1994, 1993 and 1992 and for the quarterly periods ended March 31, 1995 and June 30, 1995.

             8.2.7 ENVIRONMENTAL MATTERS. Buyer will have received and be satisfied, in its sole discretion, with the results of the environmental assessment and report to be obtained by Seller pursuant to Section 7.7 above. Buyer shall notify Seller in writing at least three days prior to Closing of any objections it has to the contents of such report. Except as and to the extent Seller submits such an objection to Seller in writing within the time period specified above, Buyer shall be deemed to have found such report satisfactory.

             8.2.8 NO MATERIAL CHANGE. No material adverse change will have occurred (whether or not covered by insurance) in the assets, financial condition or prospects of the business of Seller.

             8.2.9 INVESTIGATION. Buyer will have completed and be satisfied, in its sole discretion, with the results of its investigation of the operation and conduct of the business of Seller. Buyer shall notify Seller in writing at least three days prior to Closing of any objections it has as a result of such investigation. Except as and to the extent Seller notifies Buyer of any objections in writing within the time period specified above, Buyer shall be deemed to be satisfied with the results of such investigation.

             8.2.10 FINANCING. At least two days prior to Closing, Buyer will have obtained commitments of its lenders to provide financing on terms and conditions acceptable to Buyer, in its sole discretion, in an amount sufficient for it to complete the transactions contemplated by this Agreement.

             8.2.11 LEASE AGREEMENT. Buyer and George R. and Laura D. Lees will have entered into a lease on such terms and conditions as are acceptable to the parties at least three days prior to the Closing.

             8.2.12 EMPLOYMENT/NON-COMPETE AGREEMENTS. At least two days prior to Closing, Buyer will have entered into employment, consulting or non-compete agreements with such employees of Seller as Buyer deems appropriate, on terms and conditions satisfactory to Buyer, in its sole discretion.

             8.2.13 CAPITAL IMPROVEMENTS. Seller will have purchased and installed the Capital Improvements and equipment described on attached Exhibit
7.7 at least three days prior to the Closing.

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     8.3     CONDITIONS TO SELLER'S OBLIGATIONS.  The obligations of
Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing on each of the following conditions:

             8.3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement will be true and correct on the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and Buyer will have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to Closing.

             8.3.2 CERTIFICATE. Buyer will have delivered to Seller a certificate of one of its duly authorized officer, dated as of the Closing Date certifying that: (i) all of the representations and warranties made by Buyer under this Agreement, the attached Exhibits, and in all other documents given or delivered by Buyer to Seller pursuant hereto are accurate, true and complete, and (ii) all of the covenants, obligations and conditions to be performed as of the Closing on the part of Buyer under this Agreement have been duly performed.

             8.3.3 OPINION. Seller will have received from Kohrman Jackson & Krantz, counsel to Buyer, an opinion of such counsel, dated the Closing Date, in the form attached as Exhibit 8.3.3.

             8.3.4 APPROVALS. All material authorizations or approvals or other action required in connection with the execution, delivery and performance of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, all as so indicated in Section 6.3 and any related Exhibit 6.3, will have been obtained.

             8.3.5 SUBORDINATED NOTE. Buyer shall have delivered to Seller the Note, which shall have been duly executed by the President of Buyer.

             8.3.6 LEASE AGREEMENT. At least two days prior to Closing, Buyer shall have notified Seller in writing either that it is satisfied with the lease for the premises at which Seller currently conducts its business, or that Buyer and the landlord with respect to such premises have made arrangements satisfactory to Buyer to amend such lease and for the lease to be assumed by Buyer.

             8.3.7 COMPUTER SUPPORT TRANSITION SERVICES. Buyer and Intermotive shall have entered into an agreement, in a form agreed to by Buyer and Intermotive, to provide that for consideration of $500 per month Buyer shall provide computer support services to Intermotive for up to twelve months from the Closing Date.


                                9.  TERMINATION

     9.1 Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing, as follows:

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             9.1.1    MUTUAL CONSENT.  By mutual consent of all of the
parties hereto.

             9.1.2 BREACH. By Buyer or by Seller by reason of the breach by the other in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

             9.1.3 RESPECTIVE CONDITIONS. By Buyer or by Seller if the conditions precedent to their respective obligations contained in Sections 8.2 or 8.3 have not been met in all material respects through no fault of the terminating party.

             9.1.4 MUTUAL CONDITIONS. By Buyer or by Seller if any of the conditions described in Section 8.1 have not been fulfilled through no fault of the terminating party.


                              10.  INDEMNIFICATION

     10.1 INDEMNIFICATION OF BUYER. Seller, Intermet and Machining, jointly and severally, covenant and agree with Buyer that they will reimburse, indemnify and hold harmless Buyer from, against and in respect of the following:

     (a) any and all damage, loss, liability, costs and expenses (collectively, "Losses"), incurred by Buyer to the extent that the Losses are in excess of $50,000 in the aggregate and (i) result from, or exist or arise due to, any untruth, inaccuracy, breach or omission of, from or in, the representations and warranties made to Buyer herein; or (ii) any nonfulfillment of any covenant or agreement of Seller, Intermet or Machining under this Agreement; or from any untruth, inaccuracy, breach or omission of, from or in, any representation or warranty; or (iii) any nonfulfillment of any covenant or agreement made by Seller, Intermet or Machining in the Exhibits or any other written statement, list, certificate or other instrument furnished to Buyer by or on behalf of Seller, Intermet or Machining pursuant to this Agreement; or (iv) any liabilities and obligations of Seller that are not Assumed Liabilities; and

     (b) any fees, expenses or other payments incurred or owed by Seller, Intermet or Machining to any brokers or comparable third parties retained or employed by it in connection with the transactions contemplated by the Agreement;

     (c) the failure to comply with statutory provisions relating to bulk sales and transfers, if applicable;

     (d) any severance benefits payable to Seller's employees by reason of the consummation of the transaction contemplated by this Agreement;

     (e) any claim relating to the operation of the business of Seller on or prior to the Closing Date;

     (f) any claim made by a third party alleging facts which, if true, would entitle Buyer to indemnification pursuant to the above; and

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     (g)     any and all actions, suits, claims, proceedings,
investigations, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and legal fees) incurred by Buyer resulting from the circumstances described in paragraph 10.1(a) through (f) above.

     (h) Seller, Intermet and Machining will not jointly or severally be liable for more than (i) $5,400,000, plus (ii) the amount of principal paid on the Note at the time indemnification is paid, plus (iii) any Losses resulting from environmental conditions of which Seller, Intermet or Machining has knowledge, including, without limitation, all environmental matters disclosed on Exhibit 5.19 and in any reports referenced therein, plus (iv) any Losses resulting from fraud committed by Seller, Intermet or Machining.

     (i)     If Seller, Intermet or Machining is required to indemnify
Buyer pursuant to this Section 10.1, then either Seller, Intermet and Machining or Buyer may elect to set off the amount of indemnification sought against the amount of principal due on the Note within six months of the date that indemnification is sought by giving written notice to the other parties.

     10.2 INDEMNIFICATION OF SELLER. Buyer covenants and agrees with Seller, Intermet or Machining that it will reimburse, indemnify and hold harmless Seller, Intermet and Machining from, against and in respect of the following:

     (a) any and all Losses incurred by Seller, Intermet or Machining to the extent that the Losses are in excess of $50,000 in the aggregate (unless such Losses result from Buyer's breach of the terms of the Note) and result from, or exist or arise due to, any untruth, inaccuracy, breach or omission of, from or in, the representations and warranties made to Seller, Intermet or Machining herein; or any nonfulfillment of any covenant or agreement of Buyer under this Agreement; or any liabilities and obligations of Seller that are Assumed Liabilities;

     (b) any fees, expenses or other payments incurred or owed by Buyer to any brokers or comparable third parties retained or employed by it in connection with the transactions contemplated by the Agreement;

     (c) any claim relating to the operation of the business of Seller after the Closing Date;

     (d) any claim made by a third party alleging facts which, if true, would entitle Seller to indemnification pursuant to the above; and

     (e) any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and legal fees) incurred by Seller resulting from the circumstances described in paragraph 10.2(a) through (d) above.

     10.3 METHOD OF ASSERTING CLAIMS. The party seeking indemnification ("Indemnitee") will give prompt written notice to the party from whom indemnification is being sought ("Indemnitor") of any claim ("Claim") which it discovers or of which it receives notice after the Closing and which might give rise to a Claim by it against Indemnitor under Section 10, stating the nature, basis and (to the extent known) amount thereof;

provided that failure to give prompt notice will not jeopardize Indemnitee s right to indemnification unless such failure materially prejudices the ability of Indemnitee to defend the Claim.

     In case of any Claim or suit by a third party or by any governmental body, or any legal, administrative or arbitration proceeding with respect to which Indemnitor may have liability under the indemnity agreement contained in this Section 10, Indemnitor will be entitled to participate therein, and, to the extent desired by Indemnitor, to assume the defense thereof. The parties will render to each other such assistance as may reasonably be required of each other at Indemnitor's expense in order to insure proper and adequate defense of any such suit, Claim or proceeding. If Indemnitor actually assumes the defense of Indemnitee, Indemnitee will not make any settlement of any Claim which might give rise to liability of Indemnitor under the indemnity agreements contained in this Section 10 or otherwise without the written consent of Indemnitor, which consent will not be unreasonably withheld; and Indemnitor will not agree to a compromise or settlement of any such suit, Claim or proceeding that would require the payment of any amounts by Indemnitee, or would affect the manner in which Buyer may conduct the business of Seller, without the written consent of Buyer.


                             11.  OTHER AGREEMENTS

         11.1    NONCOMPETE, CONFIDENTIALITY AND  NONSOLICITATION.

     (a) For a period ending three years after the Closing Date, Seller, Intermet, Machining and their respective affiliates will not, without the prior written consent of Buyer, directly or indirectly as an owner, consultant, manager, associate, partner, agent or otherwise, or by means of any corporate or other device, solicit, quote or engage in the business of the machining of (i) the products currently produced or scheduled to be produced by Seller, identified by part number of Exhibit 11.1, (ii) any new products which replace any of those products listed on Exhibit 11.1, whether due to obsolescence or otherwise, or (iii) any intake or exhaust engine manifolds to be used by any of Seller's customers as of the date of this Agreement; provided however that if Seller, Interment or Machining or any of their affiliates acquire substantially all of the assets or a controlling interest in any then-existing business engaged in machining (the "Acquired
Business") (whether through merger, consolidation, asset lease or acquisition or otherwise), the Acquired Business shall not be subject to the provisions of
Section 11.1(a)(iii) hereof if the Acquired Business, prior to its acquisition by Seller, Intermet, Machining or their affiliates, was engaged in machining that would have been prohibited by this Section 11.1.

     (b) For a period ending three years after the Closing Date, Seller, Intermet or Machining or their affiliates will not solicit for employment any employee of Seller who continued employment with Buyer after the Closing Date.

     (c) Seller, Intermet and Machining further acknowledge that they have had access to confidential information of Seller. Seller, Intermet and Machining each covenant and agree that they will not use for its own behalf or divulge to any third party any confidential information or trade secrets of Seller. As used herein, confidential information will consist of all information, knowledge or data relating to Seller (including without limit all information relating to Seller, production methods, customer and prospective customer lists, prices and trade practices) which is not in the public domain or otherwise published or publicly available. Seller, Intermet and Machining agree to deliver to Buyer at the Closing all material (and all copies thereof) which contains or relates to confidential information.

     (c) Seller, Intermet and Machining acknowledge that the restrictions contained in this Section 11.1 are reasonable and necessary to protect the legitimate interests of Buyer, do not cause Seller, Intermet or Machining undue hardship, and that any violations of any provision of this
Section 11.1 will result in irreparable injury to Buyer and that, therefore, Buyer is entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights will be cumulative and in addition to any other rights or remedies to which Buyer may be entitled.

     11.2 COMPLIANCE WITH BULK SALES LAW. Seller and Buyer hereby waive compliance with their respective obligations under applicable bulk sales laws of any state or jurisdiction in which compliance may be required.

     11.3 EMPLOYEES. Except for employees subject to the Collective Bargaining Agreement described on Exhibit 5.15, Buyer will have the right, but be under no obligation, to offer employment as employees-at-will to any or all of Seller's employees, provided that Seller will remain responsible for all wages and benefits payable to such employees for services prior to Closing, including but not limited to, all wages, severance pay, vacation pay and other employee benefits.


                            12.  GENERAL PROVISIONS

         The parties further covenant and agree as follows:

     12.1 WAIVER OF TERMS. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written notice signed by the party or parties waiving such terms or conditions.

     12.2 AMENDMENT OF AGREEMENT. This Agreement may be amended, supplemented or interpreted at any time only by written instrument duly executed by each of the parties hereto.

     12.3 PAYMENT OF EXPENSES. The parties will each pay its or their own expenses, including, without limitation, the expenses of its or their own counsel, investment bankers and accountants, incurred in connection with the preparation, execution and delivery of this Agreement and the other agreements and documents referred to herein and the consummation of the transactions contemplated hereby and thereby; provided, however, that Buyer shall reimburse Seller at Closing for the costs and expenses incurred by Seller in preparing the environmental report and asset appraisals prepared at Buyer's request.

     All expenses of the parties in enforcing any of the provisions of this Agreement and the other agreements and documents referred to herein, including reasonable attorneys' fees, will be borne as determined by the court or arbitrator deciding any dispute under this Agreement in accordance with their determination of what is fair and equitable under the circumstances.

     12.4 CONTENTS OF AGREEMENT, PARTIES IN INTEREST, ASSIGNMENT. This Agreement and the other agreements and documents referred to herein set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. All representations, warranties, covenants, terms and conditions of this Agreement and the documents contemplated hereby will be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto; provided, however, that none of the rights or obligations of any of the parties hereto may be assigned without the prior written consent of the other party hereto, which consent will not unreasonably be withheld; provided, however, that Seller may arbitrarily withhold such consent so long as the Note is outstanding.

     12.5 SURVIVAL. The representations and warranties made by the parties in Sections 1.5 and 5, other than 5.7, 5.8, 5.16, and 5.19, and 6 above will survive the Closing for a period of 18 months at which time they will expire except for claims previously made with respect to breaches of such representations and warranties. Notwithstanding anything in this Article 12 to the contrary, the representations and warranties of Seller contained in
Section 5.19 shall survive the Closing for a period of three years, and those contained in Sections 5.7, 5.8 and 5.16 shall survive until the expiration of the applicable statute of limitations.

     12.6 NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder will be by hand-delivery, certified or registered mail, return receipt requested; telecopier, or overnight courier to the parties set forth below. Such notices will be deemed given at the time personally delivered, if delivered by hand or by courier; at the time received if sent certified or registered mail; and when sent if telecopied.

If to Seller: c/o Intermet Corporation   Copy to: Kilpatrick & Cody
              2589 Paces Ferry Road, N.W.         1100 Peachtree Street
              Atlanta, Georgia 30339-5744         Ste. 2800
                                                  Atlanta, Georgia 30309-4530
              Attn: John Doddrige                 Telecopier (404) 815-6555
                                                  Attn: Rupert M. Barkoff, Esq.

If to Buyer:  c/o Edgewater Group        Copy to: Kohrman Jackson & Krantz
              One Cleveland Center,               One Cleveland Center
              20th Floor                          20th Floor
              Cleveland, Ohio 44114               Cleveland, Ohio 44114
              Telecopier (216) 621-6536           Telecopier (216) 621-6536
              Attn: Christopher Childres          Attn: Robert H. Jackson, Esq.

     12.7 COMMISSIONS AND FINDER'S FEES. Buyer and Seller represent and warrant that they have not retained or used the services of any individual, firm or corporation in such a manner as to entitle such individual, firm or corporation to any compensation for brokers or finders fees with respect to the transactions contemplated hereby for which the other would be liable.

     12.8 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement will not be in any way impaired.

     12.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     12.10 HEADINGS. The headings of the Sections and the subsections of this Agreement are inserted for convenience of reference only and do not constitute a part hereof.

     12.11 GOVERNING LAW: JURISDICTION. This Agreement will be governed, construed and enforced in accordance with the internal laws of the State of Ohio, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.

     12.12 INSTRUMENTS OF FURTHER ASSURANCE. Each of the parties hereto agrees, upon the request of any of the other parties, from time to time to execute and deliver to such other party or parties all such instruments and documents of further assurance or otherwise as are reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested party hereunder.

     12.13 PUBLICITY. No notices to third parties or other publicity, including press releases, concerning any of the transactions provided for herein will be made by any party hereto unless planned and coordinated jointly among the parties, except to the extent otherwise in the opinion of counsel for either party required by law.

     12.14 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended nor will it be construed to give any person, firm, corporation or other entity, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provisions hereof.

     12.15 COOPERATION REGARDING TAX MATTERS. Buyer agrees that it shall make the books, records, accounts and properties which Seller has hereby conveyed to Buyer available to Seller, Machining or Intermet, or any of their affiliates, as may be reasonably necessary in order for Seller, Machining, Intermet or their affiliates to prepare their respective financial statements, to prepare tax returns or defend any tax disputes that may arise involving any of them, to defend or prosecute any other claims any one or more of them may have, or as may be otherwise reasonably needed by any of them for valid business purposes, and shall render such assistance as Seller, Machining and Intermet or any of their affiliates may require with respect to any of the foregoing.

             12.16.1 DISPUTES TO BE ARBITRATED. Any controversy, claim or dispute arising out of or in any way relating to this Agreement or its breach or the transactions contemplated hereby, including without limitation any claim that this Agreement or any of its parts is invalid, illegal or otherwise voidable or void, shall be submitted to arbitration before and, unless otherwise provided herein, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). Notwithstanding any provision of this Agreement relating to which state laws govern this Agreement, all issues relating to arbitrability or the enforcement of the agreement to arbitrate contained herein shall be governed by the Federal Arbitration Act (9 U.S.C. Section 1 ET SEQ.) and the federal common law of arbitration.

             12.16.2 ENTRY OF JUDGMENT. Judgment upon an arbitration award may be entered in any court having competent jurisdiction and shall be final, binding and non-appealable. The parties hereby waive to the fullest extent permitted by law any right to or claim for any punitive or exemplary damages against the other and agree that in the event of a dispute between them, each shall be limited to the recovery of only the actual damages sustained.

             12.16.3  PROCEDURES.  The arbitration provisions of this
Section 12.16 are self-executing and shall remain in full force and effect after the expiration or termination of this Agreement. If either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party by default or otherwise, notwithstanding such failure to appear. Unless otherwise agreed to in writing by the parties, such proceeding shall take place in Detroit, Michigan. With respect to any dispute involving $100,000 or more, arbitration proceedings shall be conducted before three (3) neutral arbitrators. With respect to any dispute involving less than $100,000, arbitration proceedings shall be conducted by a single arbitrator in accordance with the Expedited Rules of the AAA.

             12.16.4 EXCEPTED DISPUTES. The obligation herein to arbitrate shall not prevent either party from seeking temporary restraining orders, preliminary injunctions or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the STATUS QUO or prevent irreparable injury pending resolution by arbitration of the actual dispute.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

                               INTERMET CORPORATION



                                /s/ Daryl R. Marsh
                               ___________________________________________
                               By Daryl R. Marsh, Vice President-Machining
                               Services


                              INTERMET MACHINING, INC.



                              /s/ Daryl R. Marsh
                              _________________________________________________
                              By Daryl R. Marsh, Vice President


                              PBM INDUSTRIES, INC.



                              /s/ Daryl R. Marsh
                              ________________________________________________
                              By Daryl R. Marsh, Vice President


                              PBM ACQUISITION LIMITED



                              /s/ Michael Helm
                              ________________________________________________
                              By Michael Helm, President

                      EXHIBIT 2.1

                   TERMS OF THE NOTE


     Buyer"s Note to Seller (the "Note") will have the following terms:

     1. The principal amount of the Note will be equal to the dollar amount of the 1995 capital expenditure requirements of the all purpose vehicle and/or C-K truck exhaust manifolds business financed by Seller after March 31, 1995, less any monies reimbursed Seller by General Motors for such capital expenditures. However, the principal amount of the Note will not exceed $2,500,000.

     2. The Note will bear interest at the prime rate published in THE WALL STREET JOURNAL plus one percentage point, payable and adjusted quarterly.

     3. The term of the Note will be five years, the principal amortization of the Note will be as follows: year one--0%; year two--10%, year three--25%; year four--30%, year five--35%.

     4.      The Note will be assignable to an unrelated third party.

     5. The Note will contain other terms and restrictions reasonable to Seller and Buyer which are customary in a subordinated note, including appropriate financial covenant.

                     AMENDMENT TO ASSET PURCHASE AGREEMENT


         This Amendment (this "Amendment") dated as of September 19, 1995 to the Asset Purchase Agreement (the "Agreement") dated as of September 6, 1995, is made by and among Intermet Corporation, a Georgia corporation, Intermet Machining, Inc., a Georgia corporation and wholly-owned subsidiary of Intermet, PBM Industries, Inc., a Delaware corporation and wholly-owned subsidiary of Machining, and PBM Acquisition Limited, an Ohio limited liability company.

         WHEREAS, the parties desire to extend the "Closing Date," as defined the Agreement.

         NOW, THEREFORE, the parties agree as follows:

         The "Closing Date," as defined in Section 4.1 of the Agreement, is hereby extended from September 25, 1995 to September 30, 1995, and the date September 25, 1995 in Section 8.1.2 of the Agreement is replaced with September 30, 1995. All other terms of the Agreement remain unchanged in full force and effect. Each of the parties agrees to use its best efforts to close the transactions contemplated by the Agreement on or before the Closing Date as extended by this Amendment.

         IN WITNESS WHEREOF, this Amendment has been duly executed by the parties as of the date first written above.

                                  INTERMET CORPORATION


                                   /s/ Daryl R. Marsh
                                  _________________________________________
                                  By Daryl R. Marsh, Vice President-Machining
                                  Services


                                  INTERMET MACHINING, INC.


                                   /s/ Daryl R. Marsh
                                  __________________________________________
                                  By Daryl R. Marsh, Vice President


                                  PBM INDUSTRIES, INC.


                                   /s/ Daryl R. Marsh
                                  __________________________________________
                                  By Daryl R. Marsh, Vice President


                                  PBM ACQUISITION LIMITED


                                   /s/ Michael Helm
                                  __________________________________________
                                  By Michael Helm, President

                              AMENDMENT NUMBER TWO
                          TO ASSET PURCHASE AGREEMENT


     This Amendment Number Two (this "Amendment") dated as of September 29, 1995 to the Asset Purchase Agreement dated as of September 6, 1995, as amended (the "Agreement"), is made by and among Intermet Corporation, a Georgia corporation, Intermet Machining, Inc., a Georgia corporation and wholly-owned subsidiary of Intermet, PBM Industries, Inc., a Delaware corporation and wholly-owned subsidiary of Machining, and PBM Acquisition Limited, an Ohio limited liability company.

     WHEREAS, the parties desire to extend the "Closing Date," as defined the Agreement, and make certain other changes to terms of the Agreement.

     NOW, THEREFORE, the parties agree as follows:

     1. CLOSING DATE. The "Closing Date," as defined in Section 4.1 of the Agreement, is hereby extended from September 30, 1995 to October 4, 1995, and the date September 30, 1995 in Section 8.1.2 of the Agreement is replaced with October 4, 1995.

     2. PLEDGE AND GUARANTY. The language ". . . secured by a Pledge Agreement pledging the outstanding membership interests of Buyer and an Exculpated Guaranty Agreement of each member of Buyer each in a form agreed to by Buyer and Seller . . ." contained in Section 2.1(ii) of the Agreement is hereby replaced with ". . . secured by a Security Agreement granting a subordinated security interest in the assets of Buyer in a form agreed to by
Buyer and Seller . . . ."

     3. OTHER TERMS. All other terms of the Agreement remain unchanged in full force and effect. Each of the parties agrees to use its best efforts to close the transactions contemplated by the Agreement on or before the Closing Date as extended by this Amendment.

     IN WITNESS WHEREOF, this Amendment has been duly executed by the parties as of the date first written above.

                                  INTERMET CORPORATION


                                   /s/ Daryl R. Marsh
                                  __________________________________________
                                  By Daryl R. Marsh, Vice President-Machining
                                  Services


                                  INTERMET MACHINING, INC.


                                   /s/ Daryl R. Marsh
                                  __________________________________________
                                  By Daryl R. Marsh, Vice President



                                  PBM INDUSTRIES, INC.


                                  /s/ Daryl R. Marsh
                                  __________________________________________
                                  By Daryl R. Marsh, Vice President


                                  PBM ACQUISITION LIMITED


                                   /s/ Michael Helm
                                  __________________________________________
                                  By Michael Helm, President

            AMENDMENT NUMBER THREE
          TO ASSET PURCHASE AGREEMENT


         This Amendment Number Three (this "Amendment") dated as of October 4, 1995 to the Asset Purchase Agreement dated as of September 6, 1995, as amended (the "Agreement"), is made by and among Intermet Corporation, a Georgia corporation, Intermet Machining, Inc., a Georgia corporation and wholly-owned subsidiary of Intermet, PBM Industries, Inc., a Delaware corporation and wholly-owned subsidiary of Machining, and PBM Acquisition Limited, an Ohio limited liability company.

         WHEREAS, the parties desire to extend the "Closing Date," as defined the Agreement, and make certain other changes to terms of the Agreement.

         NOW, THEREFORE, the parties agree as follows:

         1. CLOSING DATE. The "Closing Date," as defined in Section 4.1 of the Agreement, is extended from October 4, 1995 to October 6, 1995, and the date October 4, 1995 in Section 8.1.2 of the Agreement is replaced with October 6, 1995.

         2.      EFFECTIVE DATE.  The language ". . . the Closing Date" in
Section 4.2 is replaced with ". . . as of September 30, 1995."

         3. PURCHASED ASSETS. The language "...during the fiscal year ended December 31, 1994" contained in the first sentence of the second paragraph of Section 5.8 is replaced with "on the Closing Date."

         4. SURVIVAL OF INDEMNIFICATION. The following sentence is added to the end of Section 12.5 "The indemnification provided for in Section 10 of this Agreement shall survive the Closing."

         5. PURCHASE PRICE. In Section 2.1, $5,400,000 is replaced with $5,320,000.

         6. PURCHASE PRICE ADJUSTMENT. The following language is added to the end of the first sentence of the second paragraph of Section 2.3.3 "; provided, however, that if the Purchase Price Adjustment is determined prior to December 31, 1995, the Purchase Price Adjustment shall be paid on or before December 31, 1995."

         7. OTHER TERMS. All other terms of the Agreement remain unchanged in full force and effect. Each of the parties agrees to use its best efforts to close the transactions contemplated by the Agreement on or before the Closing Date as extended by this Amendment.

         IN WITNESS WHEREOF, this Amendment has been duly executed by the parties as of the date first written above.

PBM INDUSTRIES, INC.                      INTERMET CORPORATION



/s/ Daryl R. Marsh                        /s/ Daryl R. Marsh
________________________________          ____________________________________
By Daryl R. Marsh, Vice President         By Daryl R. Marsh,
                                          Vice President Machining Services


PBM ACQUISITION LIMITED                   INTERMET MACHINING, INC.


/s/ Michael Helm                            /s/ Daryl R. Marsh
_________________________________         ____________________________________
By  Michael Helm, President               By Daryl R. Marsh, Vice President